Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 23rd day of September, 2014, is entered into by Cerulean Pharma Inc., a Delaware corporation with its principal place of business at 840 Memorial Drive, 5th Floor, Cambridge, MA 02139 (the “Company”), and Alejandra V. Carvajal (the “Employee”) with the address at 12 Wyman Street, Waban, MA 02468.

The Company desires to employ the Employee and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, commencing on September 23, 2014 (the “Commencement Date”). There shall be no definite term of employment, and the Employee’s employment shall be at-will such that both the Company and the Employee remain free to end the employment relationship for any reason, at any time, with or without notice.

2. Title and Capacity. As of the Commencement Date, the Employee shall serve as Vice President, General Counsel of the Company and shall report to the Chief Executive Officer of the Company. The Employee shall be based at the Company's headquarters in Cambridge, Massachusetts.

The Employee agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to her. The Employee agrees to devote her entire business time, attention and energies to the business and interests of the Company. The Employee may engage in outside business activities for third parties only with the prior written consent of the Board and the Board shall consider for approval only those proposed activities which do not (i) interfere with job attendance or performance or (ii) present any type of conflict of interest with the business of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Base Salary. As of the Commencement Date, the Company shall pay the Employee, in accordance with the Company's regular payroll practices, a base salary at the annualized rate of $280,000, payable at the rate of $11,666.66 on a semi-monthly basis, subject to adjustment thereafter by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer.

3.2 Bonus.

(a) The Employee will be eligible to receive a one-time cash signing bonus of $50,000 (the “Signing Bonus”), which will be paid as soon as practicable following the Commencement Date subject to and in accordance with the Company’s regular payroll practices.

(b) In addition, the Employee will be eligible to receive a performance-based annual bonus for each fiscal year in which she is employed by the Company in the capacity of Vice President, General Counsel. This bonus shall be based upon reasonably attainable annual quantitative and qualitative performance objectives established by the Board or the Chief Executive Officer. The Employee’s annual bonus level target shall be set at 30 percent (30%) of the Employee’s base salary for the currently applicable fiscal year and shall be subject to adjustment thereafter by the Board or the Chief Executive Officer. The Board or the Chief Executive Officer will determine, in its sole discretion, based upon its review of the achievement of the performance objectives for a given fiscal year, whether (and in what amount) a bonus award is payable to the Employee. Any bonus awarded to the Employee for fiscal year 2014 will be prorated for the Employee’s length of service within such year; provided, however, that notwithstanding the Commencement Date, the Board or Chief Executive Officer, as applicable, shall determine the Employee’s 2014 annual bonus, if any, as if the Employee had commenced employment with the Company on February 1, 2014. To be eligible to receive a bonus award, the Employee must be an active employee on the date any such bonuses are distributed.

(c) If the Employee voluntarily resigns her employment other than for Good Reason (as defined in Section 4.2), or if the Company terminates the Employee for Cause (as defined in Section 4.3) (i) before the first anniversary of the Commencement Date, the Employee shall repay, on a pre-tax basis, the Signing Bonus and a pro-rated portion of her 2014 annual bonus, if any, attributable to the period beginning February 1, 2014 and ending on the day immediately preceding the Commencement Date (together such amounts, the “Repayment Amount”) or (ii) on or after the first anniversary of the Commencement Date but before the second anniversary of the Commencement Date, the Employee shall repay, on a pre-tax basis, fifty percent (50%) of the Signing Bonus. Any amounts required to be repaid pursuant to this Section 3.2(c) shall be deducted from any amounts due to the Employee from the Company, including without limitation any salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, subject to applicable law. If such deduction does not fully satisfy the amount required to be repaid to the Company, the Employee agrees to repay the remaining unpaid balance of any such amount to the Company within thirty (30) days of the termination of the Employee’s employment.

3.3 Employee Benefits. The Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to fifteen (15) days paid vacation per year plus personal days and paid holidays generally offered by the Company to its employees, each to be administered in accordance with Company policy.

3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement in accordance with the Company’s expense reimbursement policies as set forth in the Company’s employee handbook, a copy of which has been provided to the Employee. The reimbursement of expenses hereunder shall be subject to the terms and conditions set forth in Section 19(e) of this Agreement.

3.5 Equity. Subject to Board approval and the terms of the Company’s 2014 Stock Incentive Plan, the Company will grant the Employee an option to purchase 55,000 shares of common stock of the Company $.0001 par value per share (“Common Stock”) at an exercise price equal to the fair market value of the Common Stock on the date of grant (the “Option”). Twenty-five percent (25%) of the shares subject to the Option shall vest on the first anniversary of the Commencement Date subject to the Employee’s continuing employment with the Company and the remainder of the shares shall vest monthly over the next thirty-six (36) months, in equal monthly amounts, subject to the Employee’s continuing employment with the Company.

3.6 Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.

4. Payments Upon Resignation By The Employee Without Good Reason or Termination By The Company For Cause.

4.1 Payment upon Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns her employment other than for Good Reason, or if the Company terminates the Employee for Cause, the Company shall pay the Employee all accrued and unpaid base salary through the Employee’s date of termination and any vacation that is accrued but unused as of such date. The Employee shall not be eligible for any severance or separation payments (including, but not limited to, those described in Section 7 of this Agreement) or any continuation of benefits (other than those provided for under the Federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or any other compensation pursuant to this Agreement or otherwise. The Employee also shall have such rights, if any, with respect to outstanding equity awards as may be provided under the agreement applicable to each.

4.2 Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (c) below, provided, however, that an event described in clauses (a) through (c) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the first occurrence of an event giving rise to the claim, by the Employee to the Board or its successor and unless it is not corrected by the Company or its successor within thirty (30) days of the Company’s receipt of such written notice:

(a) the material diminution of the Employee’s duties, authority or responsibilities;

(b) a material reduction in the Employee’s base salary; or

(c) a change by the Company in the location at which the Employee performs her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee’s principal residence and (ii) more than 30 miles from the location at which the Employee performed her principal duties for the Company.

If the Company fails to timely correct an event of Good Reason, the termination of Executive’s employment shall become effective 60 days after such notice is received by the Company.

4.3 Definition of “Cause”. For purposes of this Agreement, “Cause” is defined as: (i) a good faith finding by the Company (excluding the Employee, if applicable) of (a) the Employee’s failure to (1) perform reasonably assigned lawful duties or (2) comply with a lawful instruction of the Company so long as, in the case of (2), the instruction is consistent with the scope and responsibilities of the Employee’s position, or (b) the Employee’s dishonesty, willful misconduct or gross negligence, or (c) the Employee’s substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company or the Board and, in the case of (a) or (c), the Employee has had ten (10) days written notice to cure her failure to so perform or comply; or (ii) the Employee’s indictment, or the entering of a guilty plea or plea of “no contest” with respect to a felony or any crime involving moral turpitude.

5. Termination Without Cause; Resignation for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.3), or by the Employee’s voluntary resignation for Good Reason (as defined in Section 4.2), other than in connection with a Change in Control (as defined in Section 7.2(a)), then the Employee shall be paid all accrued and unpaid base salary and any accrued but unused vacation through the date of termination.

6. Termination by Reason of Death or Disability.

6.1 If the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability (as defined below), then the Employee (or her estate, if applicable) shall be paid, within thirty (30) days of the date of the Employee’s death or determination of Disability, all accrued and unpaid base salary and any accrued but unused vacation through the date of termination.

6.2  For purposes of this Agreement, “Disability” shall mean the Employee's absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

7. Termination Following Change of Control.

7.1 Benefits to Employee Upon a Change of Control Termination. In the event of a Change of Control Termination (as defined in Section 7.2(c) below), the Employee shall be entitled to all accrued and unpaid base salary and any accrued but unused vacation through the date of termination. In addition, subject to the Employee’s execution and non- revocation of a binding severance and mutual release agreement in a form satisfactory to the Company (hereinafter, a “Severance Agreement”) and subject to the terms and conditions of Section 19 of this Agreement, the Employee shall be eligible to receive the following separation benefits:

(a)  an amount equal to the product of (i) one twelfth (1/12) of the Employee’s then-current annualized base salary (provided, however, that if Employee’s employment is terminated by the Employee’s voluntary resignation for Good Reason as a result of the Company’s material reduction of the Employee’s base salary, then the Employee’s then- current annualized base salary shall refer to her base salary as in effect immediately before such material reduction took effect) and (ii) six (6), less any amounts required to be withheld under applicable law, which amount shall be payable, in full and in a lump-sum cash payment on the Payment Commencement Date (as defined below); provided, however, that if the Employee’s date of termination occurs prior to the closing of the Change of Control, then the amount payable hereunder shall instead be paid in six (6) substantially equal monthly installments, in accordance with the Company’s payroll practices in effect from time to time beginning on the Payment Commencement Date;

(b)  the amount of any bonus for the prior year that was approved but not yet paid to the Employee at the time of the Employee’s termination of employment, less any amounts required to be withheld under applicable law, which amount shall be paid in a manner and timing consistent with the payments to other similarly situated employees and consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) but in no event later than March 15 of the year following the year of performance; provided, with respect to the separation benefits described in both Sections 7.1(a) and (b), that the Severance Agreement has been executed and any applicable revocation period with respect thereto has expired within sixty (60) days following the Employee’s date of termination (such 60th day, the “Payment Commencement Date”), provided, however, that if the 60th day following the Employee’s date of termination occurs in the calendar year following the year of termination, then the Payment Commencement Date shall be no earlier than January 1 of the year following the year of termination;

(c)  upon the Employee’s termination from employment pursuant to this Section 7, the Company shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on behalf of the Employee and any applicable dependents for a period of six (6) months after the Employee’s termination if the Employee elects COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if the Employee commences new employment and is eligible for a new group health plan, the Company’s contributions toward COBRA coverage shall end when the new employment begins. The cost of COBRA shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect immediately before termination of the Employee’s employment for an active employee with the same coverage elections. At the end of the six (6) month period, the Employee may continue such COBRA, if applicable, and shall be responsible for all premiums thereafter; and

(d) full and immediate vesting of any equity awards subject to time- based vesting that are outstanding at the time of the termination of the Employee’s employment. Any of the Employee’s outstanding awards at the time of the termination will remain exercisable following termination to the extent set forth in the applicable award agreements.

7.2 Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(i)  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring

Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(iii) approval by the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

(b) “Change in Control Date” means the first date during the period of time the Employee is employed pursuant to this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

(c)  Change of Control Termination occurs where the Employee is terminated without Cause (as defined in Section 4.3) or resigns for Good Reason (as defined in Section 4.2), in either case within twelve (12) months following the Change in Control Date.

8. Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Section 7 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.

9.  Survival. The provisions of Section 7 shall survive the termination of this Agreement for any reason.

10. Invention and Non-Disclosure Agreement. The Employee and the Company shall enter into the Invention and Non-Disclosure Agreement attached hereto as Exhibit A, effective as of the Commencement Date.

11. Immigration Reform and Control Act. On the Commencement Date, the Employee shall complete, as required by law, the Employment Eligibility Verification Form I-9 and shall provide the Company with appropriate documents to establish the Employee’s eligibility to work in the United States (e.g., Social Security card and driver’s license, or United States passport). The Employee’s employment is contingent upon the Employee’s ability to provide the Company with satisfactory proof of the Employee’s identity and authorization to work in the United States.

12. Notices. Any notices delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, to the Company’s address set forth in the introductory paragraph hereto or to the home address of the Employee then on file with the Company, as applicable. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.

13. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.  Entire Agreement. This Agreement and all exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

17.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by her.

18. Acknowledgment. The Employee states and represents that she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

19. Payments Subject to Section 409A. Subject to the provisions in this Section 18, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid in the manner (and at the times) set forth in this agreement; and

(ii) Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A- 1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h).

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

20. Miscellaneous.

20.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

20.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CERULEAN PHARMA INC.

By:	/s/ Oliver S. Fetzer
Title:	President & CEO

EMPLOYEE

/s/ Alejandra V. Carvajal
Alejandra V. Carvajal

Exhibit A

Non-Disclosure, Non-Competition, and Assignment of Intellectual Property Agreement